Exhibit 3.2

Second AMENDED AND RESTATED BY-LAWS of

FUELCELL ENERGY, INC.

A Delaware Corporation

(effective as of ~~July 17~~FEBRUARY 22, ~~2023~~2024)

TABLE OF CONTENTS

Page

ARTICLE I STOCKHOLDERS		1

Section 1.1	Annual Meeting	1
Section 1.2	Special Meetings	1
Section 1.3	Notice of Meeting; Waiver of Notice	1
Section 1.4	Quorum	2
Section 1.5	Voting and Proxies	~~3~~2
Section 1.6	Action at Meeting	3
Section 1.7	Voting of Shares of Certain Holders	3
Section 1.8	Stockholder Lists	~~4~~3
Section 1.9	Meeting Protocol	4
Section 1.10	Organization	4
Section 1.11	Notice of Business to be Brought Before a Meeting	~~5~~4
Section 1.12	No Action by Written Consent	8
Section 1.13	Inspectors of Election	~~9~~8

ARTICLE II BOARD OF DIRECTORS		9

Section 2.1	Powers	9
Section 2.2	Number of Directors; Qualifications	9
Section 2.3	Notice of Nominations for Election to the Board of Directors	9
Section 2.4	Election of Directors; Term	~~14~~13
Section 2.5	Majority Voting Standard in Director Elections	14
Section 2.6	Vacancies	15
Section 2.7	Change in Size of the Board	15
Section 2.8	Tenure and Resignation	15
Section 2.9	Removal	15
Section 2.10	Meetings	16
Section 2.11	Notice of Meeting	16
Section 2.12	Agenda	16
Section 2.13	Quorum	16
Section 2.14	Action at Meeting	16
Section 2.15	Action Without A Meeting	17
Section 2.16	Compensation	17
Section 2.17	Meeting By Electronic Communications Equipment	17
Section 2.18	Committees	17

ARTICLE III OFFICERS		19

Section 3.1	Enumeration	19
Section 3.2	Election	19
Section 3.3	Qualification	19
Section 3.4	Tenure	19

2

3

Second AMENDED AND RESTATED

BY-LAWS

OF

FUELCELL ENERGY, INC.

(A Delaware Corporation)

ARTICLE I

STOCKHOLDERS

Section 1.1            Annual Meeting. The annual meeting of the stockholders of the Corporation for the election of directors and for such other business as may properly come before such meeting in accordance with all applicable requirements of these By-laws and the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), shall be held on such date as shall be fixed by the board of directors, at such time and place within or without the State of Delaware or by means of remote communication as may be designated in the notice of meeting. If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. If the annual meeting is omitted on the day herein provided, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting. Any previously scheduled annual meeting of the stockholders may be postponed by the board of directors by public announcement made at any time prior to the date scheduled for such annual meeting.

Section 1.2            Special Meetings. Special meetings of the stockholders, unless otherwise prescribed by statute or by the Certificate of Incorporation, may be called at any time only by the chair of the board of directors or Secretary of the Corporation and only pursuant to a request from the board of directors of the Corporation evidenced by a resolution approved by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). Such request shall state the purpose or purposes of the proposed meeting. Special meetings of the stockholders shall be held at such time, date and place within or outside of the State of Delaware or by means of remote communication as may be designated in the notice of such meeting. Any previously scheduled special meeting of the stockholders may be postponed by the board of directors by public announcement made at any time prior to the date scheduled for such special meeting.

Section 1.3            Notice of Meeting; Waiver of Notice; Adjournments. A written notice stating the place (if any), means of remote communication (if any), date, and hour of each meeting of the stockholders, and, in the case of a special meeting, the purposes for which the meeting is called, shall be given to each stockholder entitled to vote at such meeting, and to each stockholder who, under the Certificate of Incorporation or these By-laws, is entitled to such notice, by delivering such notice to such person or leaving it at their residence or usual place of business, or by mailing it, postage prepaid, and addressed to such stockholder at his address as it appears upon the books of the Corporation, at least ten (10) days and not more than sixty (60) before the meeting. Such notice shall be given by the secretary, an assistant secretary, or any other officer or person designated either by the secretary or by the person or persons calling the meeting.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these By-laws, such requirement of notice to any stockholder may be waived (i) by a written waiver of notice, executed before or after the meeting by the stockholder or his attorney thereunto duly authorized, and filed with the records of the meeting, (ii) if communication with such stockholder is unlawful, (iii) by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice, or (iv) as otherwise excepted by law. A waiver of notice of any regular or special meeting of the stockholders need not specify the purposes of the meeting.

Any meeting may be adjourned to another time (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), date and place (if any), by the chair of the meeting or by a majority of the votes entitled to be cast by the stockholders upon the question who are present in person, by remote communication, if applicable, or represented by proxy, whether or not a quorum is present. If a meeting is adjourned to another time, date or place (if any), notice need not be given of the adjourned meeting if the time, date, place (if any) and means of remote communications (if any) by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of meeting given in accordance with this Section 1.3; except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 1.4            Quorum. At all meetings of stockholders, except where otherwise required by the DGCL, by the Certificate of Incorporation, or by these By-laws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of at least forty percent (40%) in voting power of the shares of stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 1.5            Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the books of the Corporation, unless otherwise provided by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation) or by the Certificate of Incorporation. Stockholders may vote in person, by remote communication, if applicable, or by written proxy, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Proxies shall be filed with the secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. Every proxy shall be revocable at the pleasure of the stockholder executing it, except as otherwise provided by applicable law. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the board of directors of the Corporation.

Section 1.6            Action at Meeting. When a quorum is present at any meeting, a plurality of the votes of the shares properly cast for election to any office shall elect to such office, and a majority of the votes of the shares properly cast upon any question other than election to an office shall decide such question, except where a larger vote is required by law, the Certificate of Incorporation or these By-laws. The board of directors, in its discretion, or the officer of the Corporation presiding at a meeting of stockholders, in his or her discretion, may require that any votes cast at a meeting of stockholders shall be cast by written ballot.

Section 1.7            Voting of Shares of Certain Holders. Shares of stock of the Corporation standing in the name of another corporation, domestic or foreign, may be voted by such officer, agent, or proxy as the by-laws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. Shares of stock of the Corporation standing in the name of a deceased person, a minor ward or an incompetent person, may be voted by his administrator, executor, court-appointed guardian or conservator without a transfer of such shares into the name of such administrator, executor, court appointed guardian or conservator. Shares of capital stock of the Corporation standing in the name of a trustee or fiduciary may be voted by such trustee or fiduciary. Shares of stock of the Corporation standing in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver without the transfer thereof into his name if authority so to do be contained in an appropriate order of the court by which such receiver was appointed. A stockholder whose shares are pledged shall be entitled to vote such shares unless in the transfer by the pledgor on the books of the Corporation he or she expressly empowered the pledgee to vote thereon, in which case only the pledgee or its proxy shall be entitled to vote the shares so transferred. Shares of its own stock belonging to this Corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the Corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares.

Section 1.8            Stockholder Lists. The Secretary of the Corporation (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.8 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of ten (10) days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation.

Section 1.9            Meeting Protocol. To the maximum extent permitted by applicable law, the board of directors shall be entitled to make such rules, regulations and procedures for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient for the proper conduct of the meeting. Subject to such rules, regulations and procedures of the board of directors, if any, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and take such action as, in the discretion of such chair, are deemed necessary, appropriate or convenient for the proper conduct of the meeting. Such rules, regulations and procedures, whether adopted by the board of directors or prescribed by the chair of the meeting, may include, without limitation, the following: (i) establishing an agenda for the meeting and the order for the consideration of the items of business on such agenda; (ii) restricting admission to the time set for the commencement of the meeting; (iii) limiting attendance at the meeting to stockholders of record of the Corporation entitled to vote at the meeting, their duly authorized proxies or other such persons as the chair of the meeting may determine; (iv) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies or other such persons as the chair of the meeting may determine to recognize and, as a condition to recognizing any such participant, requiring such participant to provide the chair of the meeting with evidence of his or her name and affiliation, whether he or she is a stockholder or a proxy for a stockholder, and the class and series and number of shares of each class and series of capital stock of the Corporation which are owned beneficially and/or of record by such stockholder; (v) limiting the time allotted to questions or comments by participants; (vi) determining when the polls should be opened and closed for voting; (vii) taking such actions as are necessary or appropriate to maintain order, decorum, safety and security at the meeting; (viii) removing any stockholder who refuses to comply with meeting procedures, rules or guidelines as established by the chair of the meeting; and (ix) complying with any state and local laws and regulations concerning safety and security. Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.10          Organization. Meetings of stockholders shall be presided over by the chair of the board of directors, if any, or if none or in the Chair’s absence, the president, if any, or if none or in the president’s absence, any officer designated by the board of directors. The Secretary of the Corporation, or in the Secretary’s absence an assistant secretary, shall act as secretary of every meeting and keep the minutes thereof, but if neither the Secretary nor an assistant secretary is present, the presiding officer of the meeting shall appoint any person present to act as secretary of the meeting. The order of business at all meetings of stockholders shall be as determined by the chair of the meeting.

Section 1.11          Notice of Business to be Brought Before a Meeting.

(a)           At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Corporation and specified in the notice of meeting given by or at the direction of the board of directors, (ii) brought before the meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the meeting by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 1.11 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 1.11 as to such business. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the board of directors, the foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 1.2. Stockholders seeking to nominate persons for election to the board of directors must comply with Section 2.3 and this Section 1.11 shall not be applicable to nominations except as expressly provided in Section 2.3.

(b)           Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 1.11. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the immediately preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(c)           To be in proper form for purposes of this Section 1.11, a stockholder’s notice to the Secretary of the Corporation shall set forth:

(i)            As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future; and (C) a representation that such Proposing Person intends to appear in person or by proxy at the meeting to propose such business (the disclosures to be made pursuant to the foregoing clauses (A), (B) and (C) are referred to as “Stockholder Information”);

(ii)           As to each Proposing Person, (A) any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of the Corporation, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Corporation, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall be disclosed without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions, (B) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of the Corporation, (C) any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of the Corporation, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”), (D) any rights to dividends on the shares of any class or series of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (E) any performance related fees (other than an asset based fee) that such Proposing Person is entitled to based on any increase or decrease in the price or value of shares of any class or series of the Corporation, or any Synthetic Equity Interests or Short Interests, if any, and (F) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (F) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course of business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these By-laws on behalf of a beneficial owner; and

(iii)          As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a reasonably brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Person or other person or entity).

For purposes of this Section 1.11, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any affiliate or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these By-laws) of such stockholder or beneficial owner~~, and (iv) any other person with whom such stockholder or beneficial owner (or any of their respective affiliates or associates) is Acting in Concert (as defined below). A person shall be deemed to be “Acting in Concert” with another person for purposes of these By-laws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or towards a common goal relating to the management, governance or control of the Corporation in parallel with, such other person where (A) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.~~.

(d)           A stockholder providing notice of business proposed to be brought before an annual meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 1.11 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, or if the meeting is adjourned or postponed, on the first practicable date after any adjournment or postponement thereof (in the case of the update and supplement required to be made as of a date ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)            If the information submitted pursuant to this Section 1.11 by any stockholder proposing business for consideration at an annual meeting shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 1.11. Upon written request by the Secretary, the board of directors or any committee thereof, any stockholder proposing business for consideration at an annual meeting shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 1.11. If a stockholder fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 1.11.

(f)            Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Section 1.11. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 1.11, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(g)           This Section 1.11 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Section 1.11 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 1.11 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, nor shall anything in this Section 1.11 or any other provision of these By-laws be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

(h)           For purposes of these By-laws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act, or in a notice pursuant to the applicable rules of an exchange on which the securities of the Corporation are listed.

Section 1.12           No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

Section 1.13           Inspectors of Election. The Corporation may, and at the request of any stockholder or if required by applicable law shall, before or at each meeting of stockholders, appoint one or more inspectors of elections to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the Chair of the meeting may, and at the request of any stockholder or if required by law shall, appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of outstanding shares of capital stock of the Corporation and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of the stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1            Powers. Except as reserved to the stockholders by law, by the Certificate of Incorporation or by these By-laws, the business of the Corporation shall be managed by or under the direction of the board of directors, who shall have and may exercise all of the powers of the Corporation. In particular, and without limiting the foregoing, the board of directors shall have the power to issue or reserve for issuance from time to time the whole or any part of the capital stock of the Corporation which may be authorized from time to time to such person, for such consideration and upon such terms and conditions as they shall determine, including the granting of options, warrants or conversion or other rights to stock.

Section 2.2            Number of Directors; Qualifications. The board of directors shall consist of not less than three (3) nor more than sixteen (16) persons, the exact number to be fixed from time to time by vote of a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption). Each director shall be at least 21 years of age. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware.

Section 2.3            Notice of Nominations for Election to the Board of Directors.

(a)           Nominations of any person for election to the board of directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting in accordance with Section 1.2) may be made at such meeting only (i) by or at the direction of the board of directors, including by any committee or persons appointed by the board of directors, or (ii) by a stockholder who (A) was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination is proposed to be made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time of giving the notice provided for in this Section 2.3 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.3 as to such nomination. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting or special meeting.

(b)           Without qualification, for a stockholder to make any nomination of a person or persons for election to the board of directors at an annual meeting, the stockholder must (i) provide Timely Notice (as defined in Section 1.11) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3. Notwithstanding anything in this Section 2.3 to the contrary, in the event that the number of directors to be elected to the board of directors at an annual meeting is increased and there is no public disclosure by the Corporation, naming all of the nominees for directors or specifying the size of the increased board of directors, at least one-hundred (100) days prior to the one-year anniversary of the immediately preceding year’s annual meeting, a stockholder’s notice required by this Section 2.3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than the tenth (10th) day following the day on which such public disclosure is first made. Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting, then for a stockholder to make any nomination of a person or persons for election to the board of directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.3. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received by, the Secretary of the Corporation at its principal executive offices not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 1.11) of the date of such special meeting was first made. In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           To be in proper form for purposes of this Section 2.3, a stockholder’s notice to the Secretary of the Corporation shall be signed by each Nominating Person (as defined below) and shall set forth:

(i)            As to each Nominating Person, the Stockholder Information (as defined in Section 1.11(c)(i), except that for purposes of this Section 2.3 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.11(c)(i) and the representation in clause (C) of Section 1.1(c)(i) shall be as to whether the Nominating Person intends to appear in person or by proxy at the meeting to present the nomination);

(ii)           As to each Nominating Person, any Disclosable Interests (as defined in Section 1.11(c)(ii), except that for purposes of this Section 2.3 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 1.11(c)(ii) and the disclosure in clause (F) of Section 1.11(c)(ii) shall be made with respect to the election of directors at the meeting);

(iii)          A representation that the stockholder providing the notice of the nomination or another Nominating Person intends, or is part of a group that intends, to deliver a proxy statement and form of proxy to solicit the holders of at least 67% of the voting power of shares entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act;

(iv)          As to each person whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such proposed nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.3 if such proposed nominee were a Nominating Person, (B) all information relating to such proposed nominee that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such proposed nominee’s written consent to being named as a nominee in any proxy statements relating to such meeting and any related proxy cards and to serving as a director of the Corporation if elected), (C) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among any Nominating Person, on the one hand, and each proposed nominee~~,~~ and his or her respective affiliates and associates ~~and any other persons with whom such proposed nominee (or any of his or her respective affiliates and associates) is Acting in Concert (as defined in Section 1.11(c)(iii))~~, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant, and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.3(g); and

(v)           The Corporation may require any proposed nominee to furnish such other information (A) as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines or (B) that could be material to a reasonable stockholder’s understanding of the independence or lack of independence of such proposed nominee.

For purposes of this Section 2.3, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any affiliate or associate of such stockholder or beneficial owner~~, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective affiliates or associates) is Acting in Concert~~.

(d)           Each Nominating Person shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.3 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting, or if the meeting is adjourned or postponed, on the first practicable date after any adjournment or postponement thereof (in the case of the update and supplement required to be made as of a date ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e)            If the information submitted pursuant to this Section 2.3 by any Nominating Person shall be inaccurate to any material extent, such information may be deemed not to have been provided in accordance with this Section 2.3. Upon written request by the Secretary, the board of directors or any committee thereof, any Nominating Person shall provide, within five (5) business days of delivery of such request (or such other period as may be specified in such request), written verification, satisfactory in the discretion of the board of directors, any committee thereof or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the Nominating Person pursuant to this Section 2.3. If a Nominating Person fails to provide such written verification within such period, the information as to which written verification was requested may be deemed not to have been provided in accordance with this Section 2.3.

(f)            Notwithstanding anything in these By-laws to the contrary, no person nominated by a stockholder shall be eligible for election as a director of the Corporation unless nominated in accordance with this Section 2.3. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.3, and if he or she should so determine, he or she shall so declare such determination to the meeting and the defective nomination shall be disregarded.

(g)           To be eligible to be a nominee for election as a director of the Corporation, the proposed nominee must deliver to the Secretary at the principal executive offices of the Corporation, within five (5) business days following a request therefor, a written questionnaire with respect to the background and qualification of such proposed nominee (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in form provided by the Secretary upon written request) that such proposed nominee (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (ii) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (iii) in such proposed nominee’s individual capacity and on behalf of the stockholder (or the beneficial owner, if different) on whose behalf the nomination is made, would be in compliance, if elected as a director of the Corporation, and will comply with applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

(h)           In addition to the requirements of this Section 2.3 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act (including, but not limited to, Rule 14a-19 under the Exchange Act) with respect to the matters set forth in this Section 2.3.

(i)            Notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by applicable law, (i) no stockholder or other Nominating Person giving notice as to nominations pursuant to this Section 2.3 shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder or other Nominating Person has complied with Rule 14a-19 under the Exchange Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required hereunder in a timely manner, and (ii) if any such stockholder or Nominating Person (A) provides notice pursuant to Rule 14a-19(b) under the Exchange Act and (B) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, including the provision to the Corporation of notices required thereunder in a timely manner, or fails to timely provide reasonable evidence sufficient to satisfy the Corporation that such stockholder or Nominating Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence, then the Corporation shall disregard any proxies or votes for such stockholder’s or other Nominating Person’s nominees and such nominations shall be disregarded. If any stockholder or other Nominating Person providing notice as to nominations pursuant to this Section 2.3 provides notice pursuant to Rule 14a-19(b) under the Exchange Act, then such stockholder or other Nominating Person shall (x) promptly notify the Corporation if it subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and (y) deliver to the Corporation, no later than seven (7) business days prior to the applicable meeting, reasonable evidence sufficient to satisfy the Corporation that it has met the requirements of Rule 14a-19(a)(3) under the Exchange Act.

(j)            Notwithstanding the foregoing provisions of this Section 2.3, unless otherwise required by applicable law, if any stockholder (or a qualified representative thereof) providing notice as to nominations does not appear at the annual meeting or any special meeting to present a nomination, such nomination shall be disregarded and such proposed nomination shall not be voted upon, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of these By-laws, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

Section 2.4            Election of Directors; Term. The board of directors shall be elected by the stockholders at their annual meeting or at any special meeting, the notice of which specifies the election of directors as an item of business for such meeting, subject to the provisions of the Certificate of Incorporation and these By-laws. Each director shall be elected to serve for a term of one year and until his or her successor shall be elected and qualified or until his or her earlier death, resignation, retirement or removal. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 2.5             Majority Voting Standard in Director Elections.

(a)            The Corporation has established a majority voting standard in uncontested elections of directors. In an uncontested election of directors (i.e., an election where the number of nominees does not exceed the number of directors to be elected at the meeting as of the date that is ten (10) calendar days prior to the earlier of (i) the date a “Notice of Internet Availability of Proxy Materials” is sent to stockholders in accordance with Rule 14a-16 under the Exchange Act, or (ii) the date the Corporation first mails its notice of meeting for such meeting to the stockholders of the Corporation), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present. In any election of directors that is not an uncontested election, directors shall be elected by a plurality of the votes cast.

For purposes of this Section 2.5, “a majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director’s election. “Abstentions” and “broker non-votes” shall not be counted as votes cast with respect to a director’s election.

(b)            Following certification of the stockholder vote in an uncontested election, any incumbent director who received a greater number of votes “against” his or her election than votes “for” his or her election shall promptly tender his or her resignation, contingent upon acceptance of such resignation by the board of directors in accordance with this Section 2.5, to the chair of the board. The chair of the board shall inform the chair of the Environmental, Social, Governance and Nominating Committee of such tender of resignation and the Environmental, Social, Governance and Nominating Committee shall promptly consider such resignation and recommend to the board of directors whether to accept the tendered resignation or reject it. In deciding upon its recommendation, the Environmental, Social, Governance and Nominating Committee shall consider all relevant factors including, without limitation, the length of service and qualifications of the director who has tendered his or her resignation and the director’s contributions to the Corporation and the board of directors.

(c)            The board of directors shall act on the Environmental, Social, Governance and Nominating Committee’s recommendation no later than ninety (90) days following certification of the stockholder vote. The board of directors shall consider the factors considered by the Environmental, Social, Governance and Nominating Committee and such additional information and factors the board of directors deems relevant. The Corporation shall promptly publicly disclose the decision of the board of directors and, if applicable, the reasons for rejecting the tendered resignation, in a Report on Form 8-K filed with the Securities and Exchange Commission.

(d)            If a director’s resignation is accepted by the board of directors, the Environmental, Social, Governance and Nominating Committee shall recommend to the board of directors whether to fill the vacancy created by such resignation or to reduce the size of the board of directors. Any director who tenders his or her resignation as provided above shall not participate in the Environmental, Social, Governance and Nominating Committee’s or the board of directors’ consideration of whether or not to accept his or her tendered resignation.

(e)            If a majority of the members of the Environmental, Social, Governance and Nominating Committee are required to tender their resignations as described above, the directors whom the board of directors has affirmatively determined to be independent in accordance with applicable stock exchange listing standards and who were not required to tender their resignations shall appoint a special committee of the board of directors to consider the tendered resignations and whether to accept or reject them. If all eligible independent directors described immediately above are required to tender their resignations in accordance with this Section 2.5, the board of directors shall consider each tendered resignation without the participation of the director whose resignation is under consideration, and determine to accept or reject the resignation.

(f)            The provisions of this Section 2.5 shall be summarized or set forth in its entirety in each proxy statement relating to an election of directors of the Corporation.

Section 2.6            Vacancies. Vacancies in the board of directors, whether resulting from death, resignation, retirement, disqualification, removal, or other cause shall, unless the board of directors determines by resolution approved by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption) that any such vacancy shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, whether or not constituting a quorum, or by the sole remaining director. In the case of a vacancy in the board of directors resulting from enlargement of the board, such vacancy shall only be filled by the affirmative vote of a majority of the directors then in office, provided that a quorum is present. The director thus elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified, except in the event of his or her earlier death, resignation, retirement, disqualification or removal.

Section 2.7            Change in Size of the Board. The number of the board of directors may be changed by vote of a majority of the directors then in office, provided, however, that no decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

Section 2.8            Tenure and Resignation. The directors shall be elected and serve in the manner provided in the Certificate of Incorporation. Any director may resign by delivering or mailing postage prepaid a written resignation to the Corporation at its principal office or to the president, secretary or assistant secretary, if any. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

Section 2.9            Removal. A director, whether elected by the stockholders or directors, may be removed from office with or without cause at an annual or special meeting of stockholders, duly called and convened in accordance with these By-laws, by vote of a majority of the stockholders entitled to vote in the election of such directors, provided such proposed action is contained in the notice of meeting. For purposes of this Section 2.9, “cause” shall mean (a) a final conviction of a felony involving moral turpitude, or (b) willful misconduct that is materially and demonstrably injurious economically to the Corporation. For purposes of this definition of “cause,” no act, or failure to act, by a director shall be considered “willful” unless committed in bad faith and without a reasonable belief that the act or failure to act was in the best interest of the Corporation or any affiliate of the Corporation. “Cause” shall not exist unless and until the Corporation or such other person that is proposing to remove such director has delivered thereto a written notice explaining in reasonable detail the director’s failure to act that constitutes “cause” and the director shall have an opportunity, at the expense of the Corporation, to present his defense to the stockholders by a statement which accompanies or precedes the solicitation of proxies to remove him.

Section 2.10           Meetings. Regular meetings of the board of directors may be held without call or notice at such times and such places within or without the State of Delaware or by means of remote communication as the board may, from time to time, determine, provided that notice of the first regular meeting following any such determination shall be given to directors absent from such determination. A regular meeting of the board of directors shall be held without notice immediately after, and at the same place (if any) as, the annual meeting of the stockholders or the special meeting of the stockholders held in place of such annual meeting, unless a quorum of the directors is not then present. Special meetings of the board of directors may be held at any time and at any place (if any) designated in the call of the meeting when called by the chair of the board, president, or any three (3) of the directors. Members of the board of directors or any committee elected thereby may participate in a meeting of such board or committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time, and participation by such means shall constitute presence in person at the meeting.

Section 2.11           Notice of Meeting. It shall be sufficient notice to a director to send notice by mail at least seventy-two (72) hours before the meeting addressed to such person at his or her usual or last known business or residence address or to give notice to such person in person or by telephone at least twenty-four (24) hours before the meeting. Notice shall be given by the secretary, or in his or her absence or unavailability, may be given by an assistant secretary, if any, or by the officer or directors calling the meeting. The requirement of notice to any director may be waived by a written waiver of notice, executed by such person before or after the meeting or meetings, and filed with the records of the meeting, or by attendance at the meeting without protesting prior thereto or at its commencement the lack of notice. A notice or waiver of notice of a directors’ meeting need not specify the purposes of the meeting.

Section 2.12           Agenda. Any lawful business may be transacted at a meeting of the board of directors, notwithstanding the fact that the nature of the business may not have been specified in the notice or waiver of notice of the meeting.

Section 2.13           Quorum. At any meeting of the board of directors, a majority of the directors then in office shall constitute a quorum for the transaction of business. Any meeting may be adjourned by a majority of the votes cast upon the question, whether or not a quorum is present, and the meeting may be held as adjourned without further notice.

Section 2.14           Action at Meeting. Any motion adopted by vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors, except where a different vote is required by law, by the Certificate of Incorporation or by these By-laws. The assent in writing of any director to any vote or action of the directors taken at any meeting, whether or not a quorum was present and whether or not the director had or waived notice of the meeting, shall have the same effect as if the director so assenting was present at such meeting and voted in favor of such vote or action.

Section 2.15           Action Without A Meeting. Any action by the directors required or permitted to be taken at any meeting of the board of directors or any committee thereof may be taken without a meeting if all members of the board of directors or any committee thereof consent to the action in writing, or by electronic transmission, and the writing or writings or electronic transmissions are filed with the minutes of proceedings of the board of directors or committee. Such consent shall be treated for all purposes as a vote of the directors at a meeting.

Section 2.16           Compensation. The members of the board of directors shall be entitled to receive such reasonable compensation as may be approved by the board of directors from time to time, including, if so approved, by resolution of the board or directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the board of directors and at any meeting of a committee of the board of directors.

Section 2.17           Meeting By Electronic Communications Equipment. Any member of the board of directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 2.18           Committees. There shall be four (4) standing committees of the board of directors, as follows:

(a)           Executive Committee. During the intervals between the meetings of the board of directors, the Executive Committee shall have and may exercise all the powers of the board of directors in the management of the business and affairs of the Corporation, in such manner as such Committee shall deem best for the interests of the Corporation, in all cases in which specific instructions shall not have been given by the board of directors and in compliance with the limitations set forth in the Executive Committee Charter.

(b)           Audit, Finance and Risk Committee. The Audit, Finance and Risk Committee shall, among other things, (i) select the firm of independent accountants that will audit the Corporation’s financial statements; (ii) discuss the scope and the results of the audit with the accountants; and (iii) review the Corporation’s financial accounting and reporting principles.

(c)           Compensation Committee. The Compensation Committee shall, among other things, (i) annually review and approve the compensation (salary, bonus, incentives, and other compensation) of the named executive officers of the Corporation, excluding the chief executive officer, and, to the extent the Compensation Committee deems appropriate, other employees or individuals who may be offered or promoted to an executive officer position with the Corporation; (ii) annually review and recommend the compensation (salary, bonus, incentives, and other compensation) of the chief executive officer to the independent members of the board of directors for approval; (iii) review and approve annual corporate performance goals and objectives prior to the plan year relevant to the compensation of the named executive officers of the Corporation, evaluating their performance in light of such goals and objectives, and making adjustments to their salary, bonus, and incentive compensation with the overall objective of aligning executive compensation with Corporation performance; and (iv) comply with the compensation reporting requirements of the Securities and Exchange Commission, including, without limitation, the Compensation Committee’s preparation of an annual report on executive compensation for inclusion in the Company’s definitive proxy materials in accordance with the applicable rules and regulations of the Securities and Exchange Commission. .

(d)           Environmental, Social, Governance and Nominating Committee. The Environmental, Social, Governance and Nominating Committee shall (i) identify individuals qualified to become members of the board of directors; (ii) recommend the persons to be nominated by the board of directors for election as directors at the annual meeting of stockholders; (iii) monitor and oversee the Corporation’s compliance with sound principles of corporate governance, consistent with applicable law and best practices; (iv) develop and recommend to the board of directors for adoption corporate governance principles applicable to the Corporation; and (iv) provide oversight, guidance and assistance with respect to certain environmental, social and governance-related matters. The Environmental, Social, Governance and Nominating Committee’s composition shall meet the requirements of the stock exchange(s) on which the Corporation’s securities are listed.

In addition, the board of directors may, by the affirmative vote of a majority of the directors then in office, appoint other committees consisting of three (3) or more directors and may by vote delegate to any such committee some or all of their powers except those which by applicable law, the Certificate of Incorporation or these By-laws they may not delegate. Without limiting the generality of the foregoing, no such committee shall have the power or authority to (a) amend the Certificate of Incorporation, (b) adopt an agreement of merger or consolidation not requiring stockholder approval, (c) recommend to the stockholders the sale, lease, or exchange of all or substantially all of the Corporation's properties and assets, (d) recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, (e) authorize or declare dividends or other distributions, (f) approve or propose to stockholders action required to be approved by stockholders, (g) fill vacancies on the board of directors or on any of its committees, (h) authorize or approve the reacquisition of shares, except according to a formula or method prescribed by the board of directors, (i) authorize or approve the issuance, sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except that the board of directors may authorize a committee (or a senior executive officer of the Corporation) to do so within limits specifically prescribed by the board of directors, or (j) adopt, amend or repeal these By-laws.

In the absence or disqualification of a member of a committee, the members of the committee present and not disqualified, whether or not they constitute a quorum, may by unanimous vote appoint another member of the board of directors to act at the meeting in place of the absent or disqualified member. Unless the board of directors shall otherwise provide, any such committee may make rules for the conduct of its business, but unless otherwise provided by the board of directors or such rules, its meetings shall be called, notice given or waived, its business conducted or its action taken as nearly as may be in the same manner as is provided in these By-laws with respect to meetings or for the conduct of business or the taking of actions by the board of directors.

The board of directors shall have power at any time to fill vacancies in, change the membership of, or discharge any such committee at any time. The board of directors shall have power to rescind any action of any committee, but no such rescission shall have retroactive effect. All committees of the board of directors shall report their proceedings to the board of directors when required.

ARTICLE III

OFFICERS

Section 3.1            Enumeration. The officers shall consist of a chair of the board, a president, a chief financial officer, a treasurer, a secretary and such other officers and agents (including one or more vice-presidents, assistant treasurers and assistant secretaries), as the board of directors may, in their discretion, determine.

Section 3.2            Election. The chair of the board, president, chief financial officer, treasurer and secretary shall be elected annually by the directors at their first meeting following the annual meeting of the stockholders or any special meeting held in lieu of the annual meeting. Other officers may be chosen by the directors at such meeting or at any other meeting.

Section 3.3            Qualification. An officer may, but need not, be a director or stockholder. Any two or more offices may be held by the same person.

Section 3.4            Tenure. Except as otherwise provided by the Certificate of Incorporation or these By-laws, the term of office of each officer shall be for one year or until his successor is elected and qualified or until his or her earlier resignation or removal.

Section 3.5            Removal. Any officer may be removed from office, with or without cause, by the affirmative vote of a majority of the directors then in office; provided, however, that an officer may be removed for cause only after reasonable notice and opportunity to be heard by the board of directors prior to action thereon.

Section 3.6            Resignation. Any officer may resign by delivering or mailing postage prepaid a written resignation to the Corporation at its principal office or to the president, secretary, or assistant secretary, if any, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some event.

Section 3.7            Vacancies. A vacancy in any office arising from any cause may be filled for the unexpired portion of the term by the board of directors.

Section 3.8            Chair of the Board. The chair of the board shall preside at all meetings of stockholders and at all meetings of the board of directors. In general, he or she shall perform all duties incident to the office of chair of the board, as herein defined, and all such other duties as from time to time may be assigned to him or her by the board of directors. At the discretion of the board of directors, either the chair of the board or the president shall be the chief executive officer of the Corporation.

Section 3.9            President. The president shall be the chief administrative officer of the Corporation and as such shall have general supervision of the affairs of the Corporation, subject to the control of the board of directors. Subject to the control and direction of the board of directors, the president may enter into any contract or execute and deliver any instrument in the name and on behalf of the Corporation. In the absence or disability of the chair of the board, the president shall perform all duties, other than presiding at stockholders’ and directors’ meetings, and exercise the powers of the chair of the board. The president shall have such duties and powers as are commonly incident to the office and such duties and powers as the chair of the board or the board of directors shall from time to time designate.

Section 3.10          Vice-President(s). The vice-president(s), if any, shall have such powers and perform such duties as the board of directors, the chair of the board or the president may from time to time determine.

Section 3.11          Chief Financial Officer; Treasurer and Assistant Treasurers. The treasurer or if the board of directors so determines, the vice-president, finance or the chief financial officer, subject to the direction and under the supervision and control of the board of directors, shall have general charge of the financial affairs of the Corporation. The treasurer shall have custody of all funds, securities and valuable papers of the Corporation, except as the board of directors may otherwise provide. The treasurer shall keep or cause to be kept full and accurate records of account which shall be the property of the Corporation, and which shall be always open to the inspection of each elected officer and director of the Corporation. The treasurer shall deposit or cause to be deposited all funds of the Corporation in such depository or depositories as may be authorized by the board of directors. The treasurer shall have the power to endorse for deposit or collection all notes, checks, drafts, and other negotiable instruments payable to the Corporation. The treasurer shall perform such other duties as are incidental to the office, and such other duties as may be assigned by the board of directors. All of the duties of the treasurer may be performed by the vice-president, finance and/or the chief financial officer, in the discretion of the board of directors.

Assistant treasurers, if any, shall have such powers and perform such duties as the board of directors may from time to time determine.

Section 3.12          Secretary and Assistant Secretaries. The secretary shall record, or cause to be recorded, all proceedings of the meetings of the stockholders and directors (including committees thereof) in the book of records of this Corporation. The record books shall be open at reasonable times to the inspection of any stockholder, director, or officer. The secretary shall notify the stockholders and directors, when required by law or by these By-laws, of their respective meetings, and shall perform such other duties as the directors and stockholders may from time to time prescribe. The secretary shall have the custody and charge of the corporate seal, and shall affix the seal of the Corporation to all instruments requiring such seal, and shall certify under the corporate seal the proceedings of the directors and of the stockholders, when required. In the absence of the secretary at any such meeting, a temporary secretary shall be chosen who shall record the proceedings of the meeting in the aforesaid books.

Assistant secretaries, if any, shall have such powers and perform such duties as the board of directors may from time to time designate.

Section 3.13          Other Powers and Duties. Subject to these By-laws and to such limitations as the board of directors may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the board of directors.

ARTICLE IV

CAPITAL STOCK

Section 4.1            Stock Certificates. The shares of the Corporation shall be evidenced by certificates in such form as the board of directors of the Corporation may from time to time prescribe; provided that the board may provide by resolution or resolutions that some or all of any or all classes or series of stock of the Corporation shall be uncertificated shares. Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value, as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical. Each certificate shall be signed by the chair or president or vice-president and treasurer or assistant treasurer or the secretary or assistant secretary or such other officers designated by the board of directors from time to time as permitted by law, and shall bear the seal of the Corporation. The corporate seal and any or all of the signatures or Corporation officers may be facsimile if the stock certificate is manually counter-signed by an authorized person on behalf of a transfer agent or registrar other than the Corporation or its employee. If an officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed on, a certificate shall have ceased to be such before the certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue.

Section 4.2            Transfer of Shares. Title to a certificate of stock and to the shares represented thereby shall be transferred only on the books of the Corporation by delivery to the Corporation or its transfer agent of the certificate properly endorsed, or by delivery of the certificate accompanied by a written assignment of the same, or a properly executed written power of attorney to sell, assign or transfer the same or the shares represented thereby. Upon surrender of a certificate for the shares being transferred, a new certificate or certificates shall be issued according to the interests of the parties. Upon receipt of proper transfer instructions from the holder of uncertificated shares, the Corporation shall cancel such uncertificated shares and issue new equivalent uncertificated shares, or, upon such holder’s request, certificated shares, to the person entitled thereto, and record the transaction upon its books.

Section 4.3            Record Holders. Except as otherwise may be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws. It shall be the duty of each stockholder to notify the Corporation of his or her post office address.

Section 4.4            Record Date. In order that the Corporation may determine the stockholders entitled to (i) receive notice of or to vote at any meeting of stockholders or any adjournments or postponements thereof, (ii) receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock, or (iii) for the purpose of any other lawful action, the board of directors may fix, in advance, a record date, which shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and which record date shall, unless otherwise required by applicable law, not be, in the case of clause (i) above, more than sixty (60) nor less than ten (10) days before the date of such meeting, and in the case of any other action, more than sixty (60) days prior to such other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date. The Corporation shall not be required to recognize any person other than the record holder as the owner of shares, except as otherwise required by applicable law. If no record date is fixed: (i) the record date for determining stockholders entitled to receive notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

Section 4.5            Transfer Agent and Registrar for Shares of Corporation. The board of directors may appoint a transfer agent and a registrar of the certificates of stock of the Corporation. Any transfer agent so appointed shall maintain, among other records, a stockholders’ ledger, setting forth the names and addresses of the holders of all issued shares of stock of the Corporation, the number of shares held by each, the certificate numbers representing such shares, and the date of issue of such shares. Any registrar so appointed shall maintain, among other records, a share register, setting forth the total number of shares of each class of shares which the Corporation is authorized to issue and the total number of shares actually issued. The stockholders’ ledger and the share register are hereby identified as the stock transfer books of the Corporation; but as between the stockholders’ ledger and the share register, the names and addresses of stockholders, as they appear on the stockholders’ ledger maintained by the transfer agent shall be the official list of stockholders of record of the Corporation. The name and address of each stockholder of record, as they appear upon the stockholders’ ledger, shall be conclusive evidence of who are the stockholders entitled to receive notice of the meetings of stockholders, to vote at such meetings, to examine a complete list of the stockholders entitled to vote at meetings, and to own, enjoy and exercise any other property or rights deriving from such shares against the Corporation. Stockholders, but not the Corporation, its directors, officers, agents or attorneys, shall be responsible for notifying the transfer agent, in writing, of any changes in their names or addresses from time to time, and failure to do so will relieve the Corporation, its other stockholders, directors, officers, agents and attorneys, and its transfer agent and registrar, of liability for failure to direct notices or other documents, or pay over or transfer dividends or other property or rights, to a name or address other than the name and address appearing in the stockholders’ ledger maintained by the transfer agent.

Section 4.6            Loss of Certificates. In case of the loss, theft, destruction or mutilation of a certificate of stock, a replacement certificate may be issued in place thereof upon such terms as the board of directors may prescribe, including, in the discretion of the board of directors, a requirement of bond and indemnity to the Corporation.

Section 4.7            Restrictions on Transfer. Every certificate, if any, for shares of stock which are subject to any restriction on transfer, whether pursuant to the Certificate of Incorporation, the By-laws or any agreement to which the Corporation is a party, shall have the fact of the restriction noted conspicuously on the certificate and shall also set forth on the face or back either the full text of the restriction or a statement that the Corporation will furnish a copy to the holder of such certificate upon written request and without charge.

Section 4.8            Multiple Classes of Stock. The amount and classes of the capital stock and the par value, if any, of the shares, shall be as fixed in the Certificate of Incorporation. At all times when there are two or more classes of stock, the several classes of stock shall conform to the description and the terms and have the respective preferences, voting powers, restrictions and qualifications set forth in the Certificate of Incorporation and these By-laws. Every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall set forth on its face or back either (i) the full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series authorized to be issued, or (ii) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

ARTICLE V

DIVIDENDS

Section 5.1            Declaration of Dividends. Except as otherwise required by law or by the Certificate of Incorporation, the board of directors may, in its discretion, declare what, if any, dividends shall be paid from the surplus or from the net profits of the Corporation for the current or preceding fiscal year, or as otherwise permitted by law. Dividends may be paid in cash, in property, in shares of the Corporation’s stock, or in any combination thereof. Dividends shall be payable upon such dates as the board of directors may designate.

Section 5.2            Reserves. Before the payment of any dividend and before making any distribution of profits, the board of directors, from time to time and in its absolute discretion, shall have power to set aside out of the surplus or net profits of the Corporation such sum or sums as the board of directors deems proper and sufficient as a reserve fund to meet contingencies or for such other purpose as the board of directors shall deem to be in the best interests of the Corporation, and the board of directors may modify or abolish any such reserve.

ARTICLE VI

POWERS OF OFFICERS TO CONTRACT WITH THE CORPORATION

Any and all of the directors and officers of the Corporation, notwithstanding their official relations to it, may enter into and perform any contract or agreement of any nature between the Corporation and themselves, or any and all of the individuals from time to time constituting the board of directors of the Corporation, or any firm or Corporation in which any such director may be interested, directly or indirectly, whether such individual, firm or Corporation thus contracting with the Corporation shall thereby derive personal or corporate profits or benefits or otherwise; provided, that (i) the material facts of such interest are disclosed or are known to the board of directors or committee thereof which authorizes such contract or agreement; (ii) if the material facts as to such person’s relationship or interest are disclosed or are known to the stockholders entitled to vote thereon, and the contract is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or agreement is fair as to the Corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the stockholders. Any director of the Corporation who is interested in any transaction as aforesaid may nevertheless be counted in determining the existence of a quorum at any meeting of the board of directors which shall authorize or ratify any such transaction. This Article shall not be construed to invalidate any contract or other transaction which would otherwise be valid under the common or statutory law applicable thereto.

ARTICLE VII

INDEMNIFICATION

Section 7.1            Definitions. For purposes of this Article VII the following terms shall have the meanings indicated:

“Corporate Status” describes the status of a person who is or was a director, officer, employee, agent, trustee or fiduciary of the Corporation or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation.

“Court” means the Court of Chancery of the State of Delaware, the court in which the proceeding in respect of which indemnification is sought by a covered person shall have been brought or is pending, or another court having subject matter jurisdiction and personal jurisdiction over the parties.

“Covered Person” means a person (and shall include such person’s legal representatives, heirs, executors and administrators) (a) who is a present or former director or officer of the Corporation, (b) who is or was serving at the request of the Corporation as a director, officer, member, employee, fiduciary or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (collectively, an “Other Enterprise”), or (c) who was a director or officer of a Corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

“Disinterested” describes any individual, whether or not that individual is a director, officer, employee or agent of the Corporation, who is not and was not and is not threatened to be made a party to the proceeding in respect of which indemnification, advancement of Expenses or other action is sought by a Covered Person.

“Expenses” shall include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, premiums for and other costs relating to any bond, including cost bonds, appraisal bonds, or their equivalents, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding.

“Good Faith” shall mean a Covered Person having acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation or, in the case of an employee benefit plan, the best interests of the participants or beneficiaries of said plan, as the case may be, and, with respect to any proceeding which is criminal in nature, having had no reasonable cause to believe such Covered Person’s conduct was unlawful. A person shall be deemed to have acted in good faith if the action is based on (a) the records or books of account of the Corporation or an Other Enterprise, or on information supplied to such person by the officers of the Corporation or an Other Enterprise in the course of their duties, (b) the advice of legal counsel for the Corporation or an Other Enterprise, or (c) information or records given or reports made to the Corporation or an Other Enterprise by an independent certified public accountant, independent financial adviser, appraiser or other expert selected with reasonable care by the Corporation or an Other Enterprise. The foregoing shall not be deemed to be exclusive or to limit in any way the circumstances in which a Covered Person may be deemed to have met the applicable standard of conduct.

“Improper Personal Benefit” shall include, but not be limited to, the personal gain in fact by reason of a person’s Corporate Status of a financial profit, monies or other advantage not also accruing to the benefit of the Corporation or to the stockholders generally and which is unrelated to his usual compensation including, but not limited to, (i) in exchange for the exercise of influence over the Corporation’s affairs, (ii) as a result of the diversion of corporate opportunity, or (iii) pursuant to the use or communication of confidential or inside information for the purpose of generating a profit from trading in the Corporation’s securities. Notwithstanding the foregoing, “Improper Personal Benefit” shall not include any benefit, directly or indirectly, related to actions taken in order to evaluate, discourage, resist, prevent or negotiate any transaction with or proposal from any person or entity seeking control of, or a controlling interest in, the Corporation.

“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and may include law firms or members thereof that are regularly retained by the Corporation but not by any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the standards of professional conduct then prevailing and applicable to such counsel, would have a conflict of interest in representing either the Corporation or Covered Person in an action to determine the Covered Person’s rights under this Article.

“Officer” means the president, vice presidents, treasurer, assistant treasurer(s), secretary, assistant secretary and such other executive officers as are appointed by the board of directors of the Corporation and explicitly entitled to indemnification hereunder.

“Proceeding” includes any actual, threatened or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation (including any internal corporate investigation), administrative or legislative hearing or any other proceeding, whether civil, criminal, administrative, investigative or legislative, including any and all appeals thereof, other than one initiated by the Covered Person, but including one initiated by a Covered Person for the purpose of enforcing such Covered Person’s rights under this Article to the extent provided in Section 7.14 of this Article. “Proceeding” shall not include any counterclaim brought by any Covered Person other than one arising out of the same transaction or occurrence that is the subject matter of the underlying claim.

Section 7.2            Right to Indemnification in General.

(a)           Covered Persons. The Corporation shall indemnify, and shall advance Expenses, to each Covered Person who is, was or is threatened to be made a party or otherwise involved in any Proceeding, as provided in this Article and to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The indemnification provisions in this Article shall be deemed to be a contract between the Corporation and each Covered Person who serves in any Corporate Status at any time while these provisions as well as the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such contract rights shall be deemed to vest at the time of such Covered Person’s service to, or at the request of, the Corporation, may not be modified retroactively without the consent of such Covered Person, and shall continue to exist after any rescission or restrictive modification hereof with respect to events occurring prior thereto. Persons who after the date of the amendment to these By-laws that revised this Section 7.2 as herein set forth become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnification and advancement of expenses contained in this Article VII.

(b)           Employees and Agents. The Corporation may, to the extent authorized from time to time by the board of directors, grant indemnification and the advancement of Expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of Expenses of Covered Persons.

Section 7.3            Proceedings Other Than Proceedings by or in the Right of the Corporation. Each Covered Person shall be entitled to the rights of indemnification provided in this Section 7.3 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, was or is threatened to be made, a party to or is otherwise involved in any Proceeding, other than a Proceeding by or in the right of the Corporation. Each Covered Person shall be indemnified against Expenses, judgments, penalties, fines and amounts paid in settlements, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding or any claim, issue or matter therein, if such Covered Person acted in Good Faith and such covered Person has not been adjudged during the course of such proceeding to have derived an improper Personal Benefit from the transaction or occurrence forming the basis of such Proceeding.

Section 7.4            Proceedings by or in the Right of the Corporation. Each Covered Person shall be entitled to the rights of indemnification provided in this Section 7.4 if, by reason of such Covered Person’s Corporate Status, such Covered Person is, or is threatened to be made, a party to or is otherwise involved in any Proceeding brought by or in the right of the Corporation to procure a judgment in its favor. Such Covered Person shall be indemnified against Expenses, judgments, penalties, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with such Proceeding if such Covered Person acted in Good Faith and such Covered Person has not been adjudged during the course of such proceeding to have derived an Improper Personal Benefit from the transaction or occurrence forming the basis of such Proceeding. Notwithstanding the foregoing, no such indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Covered Person shall have been adjudged to be liable to the Corporation if applicable law prohibits such indemnification; provided, however, that, if applicable law so permits, indemnification shall nevertheless be made by the Corporation in such event if and only to the extent that the Court which is considering the matter shall so determine.

Section 7.5            Indemnification of a Party Who is Wholly or Partly Successful. Notwithstanding any provision of this Article VII to the contrary, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a party to or is otherwise involved in and is successful, on the merits or otherwise, in any Proceeding, such Covered Person shall be indemnified to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith. If such Covered Person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify such Covered Person to the maximum extent permitted by law, against all Expenses, judgments, penalties, fines, and amounts paid in settlement, actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section 7.5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Section 7.6            Indemnification for Expenses of a Witness. Notwithstanding any provision of this Article VII to the contrary, to the extent that a Covered Person is, by reason of such Covered Person’s Corporate Status, a witness in any Proceeding, such Covered Person shall be indemnified against all Expenses actually and reasonably incurred by such Covered Person or on such Covered Person’s behalf in connection therewith.

Section 7.7            Advancement of Expenses. Notwithstanding any provision of this Article VII to the contrary, the Corporation shall advance all reasonable Expenses which, by reason of a Covered Person’s Corporate Status, were incurred by or on behalf of such Covered Person in connection with any Proceeding, within thirty (30) days after the receipt by the Corporation of a statement or statements from such Covered Person requesting such advance or advances, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by the Covered Person and shall include or be preceded or accompanied by an undertaking by or on behalf of the Covered Person to repay any Expenses if such Covered Person shall be adjudged to be not entitled to be indemnified against such Expenses. Any advance and undertaking to repay pursuant to this Section 7.7 shall be unsecured and interest-free and shall be made without regard to the Covered Person’s party’s ability to repay the Expenses. The Corporation shall not impose on the Covered Person additional conditions to advancement of Expenses or, except as provided above, require from the Covered Person additional undertakings regarding repayment.

Advancement of Expenses pursuant to this Section 7.7 shall not require approval of the board of directors or the stockholders of the Corporation, or of any other person or body. The secretary of the Corporation shall promptly advise the board of directors in writing of the request for advancement of Expenses, of the amount and other details of the request and of the undertaking to make repayment provided pursuant to this Section 7.7.

Section 7.8            Notification and Defense of Claim. Promptly after receipt by a Covered Person of notice of the commencement of any Proceeding, such Covered Person shall, if a claim is to be made against the Corporation under this Article, notify the Corporation of the commencement of the Proceeding. The failure to notify the Corporation will not relieve the Corporation from any liability which it may have to such Covered Person otherwise than under this Article. With respect to any such Proceedings to which such Covered Person notifies the Corporation:

(a)           The Corporation will be entitled to participate in the defense at its own expense.

(b)           Except as otherwise provided below in this subparagraph (b), the Corporation (jointly with any other indemnifying party similarly notified) will be entitled to assume the defense with counsel reasonably satisfactory to the Covered Person. After notice from the Corporation to the Covered Person of its election to assume the defense of a suit, the Corporation will not be liable to the Covered Person under this Article for any legal or other expenses subsequently incurred by the Covered Person in connection with the defense of the Proceeding other than reasonable costs of investigation or as otherwise provided below in this subparagraph (b). The Covered Person shall have the right to employ his or her own counsel in such Proceeding but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense shall be at the expense of the Covered Person except as provided in this paragraph. The fees and expenses of counsel shall be at the expense of the Corporation if (i) the employment of counsel by the Covered Person has been authorized by the Corporation, (ii) the Covered Person shall have concluded reasonably that there may be a conflict of interest between the Corporation and the Covered Person in the conduct of the defense of such action and such conclusion is confirmed in writing by the Corporation’s outside counsel regularly employed by it in connection with corporate matters, or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such Proceeding. The Corporation shall be entitled to participate in, but shall not be entitled to assume the defense of any Proceeding brought by or in the right of the Corporation or as to which the Covered Person shall have made the conclusion provided for in (ii) above and such conclusion shall have been so confirmed by the Corporation’s said outside counsel.

(c)           Notwithstanding any provision of this Article to the contrary, the Corporation shall not be obligated to indemnify the Covered Person under this Article for any amounts paid in settlement of any Proceeding effected without its written consent. The Corporation shall not settle any Proceeding or claim in any manner which would impose any penalty, limitation or disqualification of the Covered Person for any purpose without such Covered Person’s written consent. Neither the Corporation nor the Covered Person will unreasonably withhold their consent to any proposed settlement.

(d)            If it is determined that the Covered Person is entitled to indemnification other than as afforded under subparagraph (b) above, payment to the Covered Person of the additional amounts for which he or she is to be indemnified shall be made within ten (10) days after such determination.

Section 7.9             Procedures.

(a)            Method of Determination. A determination (as provided for by this Article or if required by applicable law in the specific case) with respect to a Covered Person’s entitlement to indemnification shall be made either (a) by the board of directors by a majority vote of a quorum consisting of Disinterested directors, or (b) in the event that a quorum of the board of directors consisting of Disinterested directors is not obtainable or, even if obtainable, such quorum of Disinterested directors so directs, by Independent Counsel in a written determination to the board of directors, a copy of which shall be delivered to the Covered Person seeking indemnification, or (c) by the vote of the holders of a majority of the Corporation’s capital stock outstanding at the time entitled to vote thereon.

(b)            Initiating Request. A Covered Person who seeks indemnification under this Article shall submit a Request for Indemnification, including such documentation and information as is reasonably available to such Covered Person and is reasonably necessary to determine whether and to what extent such Covered Person is entitled to indemnification.

(c)            Presumptions. In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination shall not presume that the Covered Person is or is not entitled to indemnification under this Article.

(d)            Burden of Proof. Each Covered Person shall bear the burden of going forward and demonstrating sufficient facts to support his or her claim for entitlement to indemnification under this Article. That burden shall be deemed satisfied by the submission of an initial Request for Indemnification pursuant to Section 7.9(b) above.

(e)            Effect of Other Proceedings. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty or of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of a Covered Person to indemnification or create a presumption that a Covered Person did not act in Good Faith.

(f)            Actions of Others. The knowledge, actions, or failure to act, of any director, officer, employee, agent, trustee or fiduciary of the enterprise whose daily activities the Covered Person was actually responsible for may be imputed to a Covered Person for purposes of determining the right to indemnification under this Article.

Section 7.10            Action by the Corporation. Any action, payment, advance determination other than a determination made pursuant to Section 7.9(a) above, authorization, requirement, grant of indemnification or other action taken by the Corporation pursuant to this Article shall be effected exclusively through any Disinterested person so authorized by the board of directors of the Corporation, including the president or any vice president of the Corporation.

Section 7.11            Non-Exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Article shall not be deemed exclusive of any other rights to which a Covered Person may at any time be entitled under applicable law, the Certificate of Incorporation, these By-Laws, any agreement, a vote of stockholders or a resolution of the board of directors, or otherwise. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law. No amendment, alteration, rescission or replacement of this Article VII or any provision hereof shall be effective as to a Covered Person with respect to any action taken or omitted by such Covered Person in such Covered Person’s Corporate Status or with respect to any state of facts then or previously existing or any Proceeding previously or thereafter brought or threatened based in whole or to the extent based in part upon any such state of facts existing prior to such amendment, alteration, rescission or replacement.

Section 7.12            Insurance. The Corporation may maintain, at its expense, an insurance policy or policies to protect itself and any Covered Person, officer, employee or agent of the Corporation or another enterprise against liability arising out of this Article VII or otherwise, whether or not the Corporation would have the power to indemnify any such person against such liability under the DGCL or these By-laws; and the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds and/or other similar arrangements) to the fullest extent authorized or permitted by the DGCL and other applicable law to ensure the payment of such amounts as may become necessary to effect the indemnification as provided in this Article VII or elsewhere.

Section 7.13            No Duplicative Payment. The Corporation shall not be liable under this Article VII to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that a Covered Person has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise. The Corporation’s obligation, if any, to indemnify any person that was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity, as applicable.

Section 7.14            Expenses of Adjudication. In the event that any Covered Person seeks a judicial adjudication, or an award in arbitration, to enforce such Covered Person’s rights under, or to recover damages for breach of, this Article, the Covered Person shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any and all expenses (of the types described in the definition of Expenses in Section 7.1 of this Article) actually and reasonably incurred by such Covered Person in seeking such adjudication or arbitration, but only if such Covered Person prevails therein. If it shall be determined in such adjudication or arbitration that the Covered Person is entitled to receive part but not all of the indemnification of expenses sought, the expenses incurred by such Covered Person in connection with such adjudication or arbitration shall be appropriately prorated.

Section 7.15          Severability. If any provision or provisions of this Article shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

(a)           the validity, legality and enforceability of the remaining provisions of this Article (including without limitation, each portion of any Section of this Article VII containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)           to the fullest extent possible, the provisions of this Article VII (including, without limitation, each portion of any Section of this Article containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1            Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

Section 8.2            Fiscal Year. The fiscal year of the Corporation shall be as determined, and may be changed, by resolution of the board of directors.

Section 8.3            Corporate Seal. The board of directors shall have the power to adopt and alter the seal of the Corporation.

Section 8.4            Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes, and other obligations authorized to be executed by an officer of the Corporation on its behalf shall be signed by the president, the chief financial officer or the treasurer except as the board of directors may generally or in particular cases otherwise determine.

Section 8.5            Voting of Securities. Unless the board of directors otherwise provides, the president, the chief financial officer, the secretary or the treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or stockholders of any other corporation or organization, any of whose securities are held by this Corporation.

Section 8.6            Evidence of Authority. A certificate by the secretary or any assistant secretary as to any action taken by the stockholders, directors or any officer or representative of the Corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which by law, by the Certificate of Incorporation, or by these By-laws, or under any vote of the stockholders or the board of directors, may be exercised by an officer of the Corporation only in the event of absence of another officer or any other contingency shall bind the Corporation in favor of anyone relying thereon in good faith, whether or not such absence or contingency existed.

Section 8.7            Corporate Records. The original, or attested copies, of the Certificate of Incorporation, By-laws, records of all meetings of the incorporators and stockholders, and the stock transfer books (which shall contain the names of all stockholders and the record address and the amount of stock held by each) shall be kept in Delaware at the principal office of the Corporation, or at an office of the Corporation, or at an office of its transfer agent or of the secretary or of the assistant secretary, if any. Said copies and records need not all be kept in the same office. They shall be available at all reasonable times to inspection of any stockholder for any purpose but not to secure a list of stockholders for the purpose of selling said list or copies thereof or for using the same for a purpose other than in the interest of the applicant, as a stockholder, relative to the affairs of the Corporation.

Section 8.8            Charitable Contributions. The board of directors from time to time may authorize contributions to be made by the Corporation in such amounts as it may determine to be reasonable to Corporations, trusts, funds or foundations organized and operated exclusively for charitable, scientific or educational purposes, no part of the net earnings of which inures to the private benefit of any stockholder or individual.

Section 8.9            Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these By-laws (as either may be amended from time to time); or (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine, shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

ARTICLE IX

AMENDMENTS

Section 9.1            Amendment by Stockholders. Except as otherwise provided by the DGCL or the Certificate of Incorporation and except for the proviso hereto, any amendment to, repeal of, or adoption of any provisions inconsistent with these By-laws, which has not previously received the approval of the board of directors evidenced by a resolution approved by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption), shall require for adoption the affirmative vote of the holders of a majority of the issued and outstanding shares entitled to vote at an annual or special meeting of stockholders duly called and convened in accordance with these By-laws, provided, however, that, notwithstanding anything to the contrary contained herein, any amendment to, repeal of, or adoption of any provisions inconsistent with, Sections 1.1, 1.2, 1.11, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8 and 4.4 of these By-laws and Articles VII and IX hereof, which has not previously received the approval of the board of directors shall require for adoption the affirmative vote of the holders of not less than two-thirds (⅔) of the issued and outstanding shares entitled to vote at an annual or special meeting of stockholders duly called and convened in accordance with these By-laws, and provided, further, that, in addition to any other notice required by these By-laws and other applicable requirements contained herein, notice of such proposed amendment or repeal is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal.

Section 9.2            Amendment by Board of Directors. Except as otherwise provided by the DGCL or the Certificate of Incorporation, these By-laws may be amended or repealed, in whole or in part, by the board of directors by the affirmative vote of not less than a majority of the directors then in office, at any regular or special meeting of the board of directors, provided that notice of such proposed amendment or repeal to be made is included in the notice of the meeting at which such action takes place, which shall also include, without limitation, the text of any such proposed amendment and/or any resolution calling for any such amendment or repeal provided, further, that, notwithstanding any other provisions of these By-laws or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the common stock that may be required by applicable law, the Certificate of Incorporation, any class or series of preferred stock or these By-Laws, the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such alteration, amendment or repeal is presented to the board of directors for adoption), shall be required to amend or repeal, or adopt any provisions inconsistent with, Sections 1.1, 1.2, 1.11, 2.2, 2.3, 2.4, 2.5, 2.6, 2.8 and 4.4 of these By-laws and Articles VII and IX hereof.

Section 9.3            No Conflict With the Certificate of Incorporation. No By-law shall be adopted, amended or repealed so as to cause such By-law or these By-laws to be inconsistent or in conflict with or violate any provision of the Certificate of Incorporation.